UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2026

CAPSTONE ENERGY+, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15957	20-1514270
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

16640 Stagg Street,
Van Nuys, California	91406
(Address of principal executive offices)	(Zip Code)

(818) 734-5300

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	CEPL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

As previously reported in the Current Report on Form 8-K filed by Capstone Energy+, Inc. (formerly Capstone Green Energy Holdings, Inc.) (the “Company”) with the Securities and Exchange Commission on March 30, 2026 (the “Prior 8-K”), in connection with the Securities Purchase Agreement, dated March 29, 2026, between the Company and purchasers affiliated with Monarch Alternative Capital LP (collectively, “Monarch”), the Board of Directors of the Company (the “Board”) formed a Special Committee and delegated to it the authority to accept two resignations of current directors in connection with the appointment of the directors designated by Monarch (the “Series A Directors”). As reported in the Prior 8-K, each of Ping Fu, John P. Miller, Robert F. Powelson, Denise M. Wilson, Christopher J. Close and Robert F. Beard submitted a resignation from the Board conditioned upon, and effective only upon, the election of a Series A Director to the Board and the determination by the Special Committee to accept such resignation.

On October 25, 2026, the Special Committee accepted the resignation of Ms. Fu in connection with the election of the Series A Director described below, and Ms. Fu confirmed that her resignation would be effective on October 26, 2026. Monarch retains the right to designate one additional Series A Director. Ms. Fu's resignation did not result from any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Immediately prior to her resignation, Ms. Fu served as a member of the Audit Committee and the Compensation Committee of the Board.

The Board thanks Ms. Fu for her service.

Election of Directors

On October 26, 2026, the Board elected Brandon Schwertner as a director of the Company, effective October 26, 2026, to fill the vacancy created by the resignation of Ms. Fu. Mr. Schwertner will serve as a Class I director, with a term expiring at the Company's 2027 annual meeting of stockholders and until his successor is duly elected and qualified. Following this change, the Board continues to consist of seven directors.

Mr. Schwertner was designated by Monarch as a Series A Director pursuant to Section 10(b) of the Certificate of Designation of the Company's Series A Convertible Preferred Stock. The Board has determined that he is independent under the listing rules of The Nasdaq Stock Market LLC. The Board appointed Mr. Schwertner to the Compensation Committee, effective October 26, 2026. Following his appointment, the Compensation Committee consists of Denise M. Wilson (Chair), Christopher J. Close, and Mr. Schwertner.

Brandon Schwertner, age 49, served as Chief Executive Officer of Priority Power Management, an energy management and infrastructure company, for approximately eight years from 2018 to 2026, and as a director of Priority Power from January 2018 to March 2026. Previously, Mr. Schwertner co-founded MP2 Energy LLC, a retail electricity provider and energy services platform, and led it from its founding through its acquisition by Shell Energy North America. Mr. Schwertner has served as a director of Budderfly, an Energy-as-a-Service (EaaS) company since June 2026. He holds a bachelor's degree in finance from Texas A&M University.

Other than the designation rights described above, there are no arrangements or understandings between Mr. Schwertner and any other person pursuant to which he was selected as a director. Mr. Schwertner has no family relationship with any director or executive officer of the Company and has no direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Schwertner will participate in the Company's compensation program for non-employee directors, as described in the Company's definitive proxy statement filed with the Securities and Exchange Commission on July 8, 2026, and will receive a prorated annual restricted stock unit award for the current service year with a grant date value of approximately $24,739. He will also enter into the Company's standard form of indemnification agreement for directors.

Item 7.01 Regulation FD Disclosure.

On October 26, 2026, the Company issued a press release announcing the matters described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 26, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2026

CAPSTONE ENERGY+, INC.

By:	/s/ Vincent J. Canino
Name:	Vincent J. Canino
Title:	President and Chief Executive Officer